Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
MARCH 31, 2011, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED MAY 6, 2011
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, May 6, 2011
     The unaudited consolidated net loss of Wesco Financial Corporation and its subsidiaries for the first quarter of 2011 amounted to $53,484,000 compared to net income of $12,327,000 for the first quarter of 2010. The 2011 figure included $34,259,000 of after-tax other-than-temporary impairment (“OTTI”) losses, explained below, and realized net investment gains of $1,170,000, after taxes. The 2010 figure included realized net investment losses of $168,000, after taxes.
     Following is a breakdown of consolidated net income (loss) into useful business components. All figures are on an after-tax basis. Per-share amounts are based on 7,119,807 shares outstanding.

	Quarter Ended March 31,
	2011	2010
Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting loss	$(43,249,000)	$(5,243,000)
Investment income	20,331,000	16,060,000
CORT furniture rental business	2,558,000	1,740,000
Precision Steel businesses	380,000	54,000
Other	(415,000)	(116,000)

Realized net investment gains (losses)	1,170,000	(168,000)
Other-than-temporary impairment losses on investments*	(34,259,000)	—

Consolidated net income (loss)	$(53,484,000)	$12,327,000

Per share	$(7.51)	$1.73

*	At March 31, 2011, Wesco determined that an OTTI loss of $34,259,000, after taxes, had occurred with respect to certain purchase lots of its equity investments in Wells Fargo & Company and Kraft Foods Incorporated whose fair values had been below cost for an extended period of time. Because Wesco’s consolidated balance sheet reflects investments carried at fair value, with net unrealized gains, after applicable income tax effect, included in shareholders’ equity, the realization of the OTTI losses merely resulted in the reclassification of those amounts from net unrealized gains to retained earnings, another component of shareholders’ equity.

     Wesco’s consolidated earnings, excluding realized net investment gains and losses and OTTI losses, decreased by $32,890,000 for the first quarter of 2011, from the corresponding 2010 figure. The decrease was due principally to an increase in catastrophic worldwide reinsurance losses, including losses from the Japanese earthquake and tsunami and the earthquake in New Zealand, recorded in the current quarter in connection with Wesco-Financial Insurance Company’s quota-share reinsurance of 2% of Swiss Re’s property-casualty insurance risks. Earnings of Wesco’s CORT furniture rental and Precision Steel businesses, although improved, continue to reflect the effects of weak economic conditions.
     Wesco’s investments at March 31, 2011 included shares of Goldman Sachs Group, Inc. (“GS”) 10% preferred stock, which GS redeemed on April 18, 2011, for $225,500,000. Wesco’s consolidated second quarter 2011 earnings will include a realized investment gain of $33,313,000, after taxes, in connection with the redemption, representing the excess of the after-tax redemption proceeds over Wesco’s cost. Because the March 31, 2011 carrying value of the investment on Wesco’s consolidated balance sheet was $225,500,000, the unrealized appreciation component of Wesco’s shareholders’ equity at that date included the $33,313,000 relating to that investment. Accordingly, the redemption of the preferred stock by GS did not affect Wesco’s consolidated shareholders’ equity.
     As previously announced, Berkshire Hathaway (“Berkshire”) and Wesco entered into a definitive merger agreement dated February 4, 2011, whereby Berkshire will acquire the remaining 19.9% of the shares of Wesco’s common stock that it does not presently own in exchange for cash or shares of Berkshire Class B common stock, at the election of each Wesco shareholder. This transaction remains subject to the conditions set forth in the merger agreement, including the shareholder approval requirements described therein. For more information, see Schedule 13 E-3 and Schedule 13 E-3/A filed on March 7 and April 15, 2011, respectively, and which are available at no charge at Wesco’s website, www.wescofinancial.com, or the SEC’s website, www.sec.gov.
     Because the per share merger consideration formula in the merger agreement with Berkshire contemplates a fixed earnings factor per month, the merger consideration per share of Wesco common stock will not be affected by Wesco-Financial Insurance Company’s reinsurance losses due to the recent catastrophic world events, such as the earthquake and tsunami in Japan and the earthquake in New Zealand.
     Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
     Wesco’s Form 10-Q for the quarter ended March 31, 2011 will be filed electronically today with the Securities and Exchange Commission, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q contains unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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